Exhibit 99.1

Restoration Hardware Reports Holiday Sales

Restoration Hardware, Inc. (Nasdaq: RSTO) today announced comparable store sales for the nine-week holiday period ended January 1, 2005 of 3.1% and revenue growth of 54% in the direct-to-customer division as compared to the same period last year. For the nine-week holiday period, total Company net revenue was $142.8 million, an increase of 11% compared to net revenue of $128.8 million reported for the same period last year. The Company expects revenue for the fourth quarter to be consistent with prior guidance of a 5 to 7 percent increase in comparable store sales and an increase of 40 to 50 percent for the direct-to-customer division versus the prior year.

The Company also reiterated prior diluted earnings per share guidance of $0.26 to $0.30 for the fourth quarter.

Mr. Friedman, the Company’s President and Chief Executive Officer, commented, “We are pleased with our sales results in all channels for the nine-week holiday period. Sales in our core businesses as well as key holiday gift categories performed well and we saw substantial improvements in our product margins during the period. Looking forward, we expect sales to be strong in January as we build on last year’s Bathware Event and the other successes seen in our core merchandising strategies.”

Mr. Friedman continued, “We expect sales for the fourth quarter to be consistent with prior guidance which will result in full year revenue growth for the Company in excess of 19 percent to approximately $520 million.”

About Restoration Hardware, Inc.:

Restoration Hardware is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of January 6, 2005, the Company operated 102 retail stores and one outlet store in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s revenues and financial results for the fourth quarter ending January 29, 2005, statements concerning guidance for the fourth quarter of fiscal 2004, statements relating to the Company’s anticipated sales and merchandising performance and efforts, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, customer reactions to the Company’s Annual Bathware Event, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended October 30, 2004 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Expenses,” “Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results.” Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.